EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Financial Results for the Third Quarter of Fiscal 2011

HUNTINGTON BEACH, Calif., Oct. 20, 2011 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for the third quarter of fiscal 2011 that ended on Tuesday, September 27, 2011.

Highlights for the third quarter, compared to the same quarter last year, were as follows:

  Total revenues increased 17.6% to $151 million
  Comparable restaurant sales increased 6.5%
  Net income increased 14.3% to $6.3 million
  Diluted net income per share increased 10% to $0.22

Results for the third quarter of fiscal 2011 include a pre-tax charge of approximately $1.0 million, or approximately $0.02 per diluted share on an after-tax basis, related to the estimated cost to settle a California employment practices class action lawsuit that has been outstanding since fiscal 2009. On a non-GAAP basis, excluding the impact of this cost, net income and net income per diluted share for the third quarter of 2011 were $7.1 million and $0.24, respectively.  A reconciliation between selected GAAP financial measures and non-GAAP financial measures is included in the accompanying financial data.

"Our leadership team is pleased to deliver yet another quarter of solid increases in BJ's comparable restaurant sales, total revenues and earnings," said Jerry Deitchle, Chairman and CEO. "Our 6.5% comparable restaurant sales increase for the quarter successfully hurdled our 6.7% comparable sales increase in last year's third quarter, which is an impressive accomplishment for any casual dining restaurant company in this difficult operating environment. We continue working very hard offering consumers a higher quality, more contemporary and differentiated casual dining experience with greater energy, relevance and value compared to most of our competitors. Additionally, we will continue to prudently invest in our menu offerings, restaurant management talent base, technology and facilities with the goal to further improve our four-wall sales productivity and operating efficiency. While we believe BJ's has achieved some solid success in each of those respects in recent years, we have much more yet to accomplish."

Four new restaurants were opened during the third quarter of 2011 (College Station, TX; Jacksonville, FL; Pembroke Pines, FL; Brentwood, CA). The Company currently anticipates opening four new restaurants during the fourth quarter before Thanksgiving, of which two have already opened in Dublin, Ohio, at the Tuttle Creek Mall and in Rancho Santa Margarita, California. By doing so, the Company will achieve its stated goal to open as many as 13 new restaurants during fiscal 2011 and its targeted increase in total restaurant operating weeks for the year. "To date, we remain very pleased with the initial sales volumes of all of our 2011 new restaurants," commented Deitchle.

Based on the current status of the Company's new restaurant development pipeline, as many as 15 new restaurants are currently planned to open during fiscal 2012. Additionally, the Company currently expects to relocate one of its older, smaller-format "Pizza and Grill" restaurants to a new location as a larger-format "Brewhouse" prototype restaurant next year, thus more than doubling its square footage.  "With our potential 2012 new restaurant locations identified, our outstanding development team is now focusing on building a solid pipeline for potential 2013 and 2014 restaurant openings," said Deitchle. "At the end of this year, we will only have 115 restaurants open in 13 states, and we believe there are many years of high quality, profitable expansion for the BJ's concept ahead of us." Investors are reminded that the actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its third quarter earnings release today, October 20, 2011, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the "Investors" page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 113 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse® or BJ's Pizza & Grill® brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company, along with its qualified third-party craft brewers, produces and distributes BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (55), Texas (23), Arizona (6), Colorado (4), Oregon (2), Nevada (5), Florida (8), Ohio (3), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives and future guest traffic, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 55 of our current 113 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 27, 2011		September 28, 2010		September 27, 2011		September 28, 2010
Revenues	$151,425	100.0%	$128,781	100.0%	$449,173	100.0%	$380,964	100.0%
Costs and expenses:
Cost of sales	37,383	24.7	31,358	24.3	110,988	24.7	93,129	24.4
Labor and benefits	51,774	34.2	44,260	34.4	154,554	34.4	132,775	34.9
Occupancy and operating	31,987	21.1	27,426	21.3	92,348	20.6	81,293	21.3
General and administrative	9,378	6.2	8,256	6.4	29,090	6.5	25,691	6.7
Depreciation and amortization	8,644	5.7	7,366	5.7	24,847	5.5	21,127	5.5
Restaurant opening	2,403	1.6	1,799	1.4	5,089	1.1	4,218	1.1
Loss on disposal of assets	257	0.2	884	0.7	925	0.2	1,024	0.3
Legal settlements	1,017	0.7	–	–	2,037	0.5	–	–
Total costs and expenses	142,843	94.4	121,349	94.2	419,878	93.5	359,257	94.2
Income from operations	8,582	5.6	7,432	5.8	29,295	6.5	21,707	5.8

Other income (expense):
Interest income	68	–	32	–	156	–	92	–
Interest expense	(28)	–	(23)	–	(83)	–	(66)	–
Gain on investment settlement	–	–	–	–	614	0.1	–	–
Other income, net	57	–	147	0.1	391	0.1	491	0.1
Total other income (expense)	97	–	156	0.1	1,078	0.2	517	0.1
Income before income taxes	8,679	5.6	7,588	5.9	30,373	6.7	22,224	5.9

Income tax expense	2,343	1.5	2,047	1.6	8,674	1.9	5,999	1.6

Net income	$ 6,336	4.1%	$ 5,541	4.3%	$ 21,699	4.8%	$ 16,225	4.3%

Net income per share:
Basic	$ 0.23		$ 0.20		$ 0.79		$ 0.60

Diluted	$ 0.22		$ 0.20		$ 0.75		$ 0.58

Weighted average number of shares outstanding:
Basic	27,704		27,113		27,593		27,009

Diluted	29,223		28,102		29,093		27,943

Percentages reflected above may not reconcile due to rounding.

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	September 27, 2011 (unaudited)	December 28, 2010 (audited)
Balance Sheet Data (end of period):

Cash, cash equivalents and short-term investments	$ 40,301	$ 53,192

Non-current investments	$ 9,077	$ 1,005

Total assets	$ 467,285	$ 430,085

Total long-term debt, including current portion	$ --	$--

Shareholders' equity	$ 318,764	$ 287,826

Supplemental Information
(Dollars in thousands)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 27, 2011		September 28, 2010		September 27, 2011		September 28, 2010
Stock-based compensation (1)
Labor and benefits	$ 465	0.3%	$ 341	0.3%	$1,172	0.3%	$ 772	0.2%
General and administrative	771	0.5	661	0.5	2,204	0.5	2,178	0.6
Total stock-based compensation	$1,236	0.8%	$1,002	0.8%	$3,376	0.8%	$2,950	0.8%

Unaudited Operating Data
Comparable restaurant sales % change	6.5%		6.7%		7.1%		5.8%
Restaurants opened during period	4		4		9		8
Restaurants open at period-end	111		100		111		100
Restaurant operating weeks	1,407		1,272		4,100		3,707

(1) Percentages represent percent of total revenues.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has included the following non-GAAP financial measures in this press release or in the webcast to discuss the Company's financial results for the third quarter of fiscal year 2011 which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP net income and (ii) non-GAAP basic and diluted net income per share. Each of these non-GAAP financial measures is adjusted from results based on GAAP to exclude certain expenses and gains. As a general matter, the Company uses these non-GAAP measures in addition to and in conjunction with results presented in accordance with GAAP. Among other things, the Company uses such non-GAAP financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business. In addition, the Company believes that such non-GAAP financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations.

These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For the thirteen weeks ended September 27, 2011, non-GAAP net income and non-GAAP basic and diluted net income per share excludes the effect from the settlement of a California employment practices class action lawsuit. For the thirty-nine weeks ended September 27, 2011, non-GAAP net income and non-GAAP basic and diluted net income per share excludes the effect from the settlement of certain California employment practices lawsuits and the gain pursuant to the settlement agreement with the Company's broker-dealer for its former auction rate securities portfolio that was fully liquidated in December 2009. The Company believes that presentation of measures of net income and diluted net income per share that exclude these items assists management and investors in evaluating the period-over-period performance of the Company's ongoing core business operations because these items are generally considered non-routine in nature. Furthermore, the Company believes that presentation of a measure of non-GAAP net income and non-GAAP net income per share that excludes such items is useful to management and investors in evaluating the performance of the Company's ongoing operations on a period-to-period basis and relative to the Company's competitors.

Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 27, 2011		September 28, 2010		September 27, 2011		September 28, 2010
Net income, as reported	$ 6,336	4.1%	$ 5,541	4.3%	$21,699	4.8%	$ 16,225	4.3%
Legal settlements	1,017	0.7	--	--	2,037	0.5	--	--
Gain on investment settlement	--	--	--	--	(614)	0.1	--	--
Tax effect - legal settlements (1)	(290)	(0.2)	--	--	(582)	(0.1)	--	--
Tax effect - gain on investment settlement (1)	--	--	--	--	175	--	--	--
Non-GAAP net income	$ 7,063	4.6%	$ 5,541	4.3%	$22,715	5.3%	$ 16,225	4.3%

Basic net income per share, as reported	$ 0.23		$ 0.20		$ 0.79		$ 0.60
Legal settlements	0.04		--		0.07		--
Gain on investment settlement	--		--		(0.02)
Tax effect - legal settlements (1)	(0.01)		--		(0.02)		--
Tax effect - gain on investment settlement (1)	--		--		0.01
Non-GAAP basic net income per share	$ 0.25		$ 0.20		$ 0.82		$ 0.60

Diluted net income per share, as reported	$ 0.22		$ 0.20		$ 0.75		$ 0.58
Legal settlements	0.03		--		0.07		--
Gain on investment settlement	--		--		(0.02)
Tax effect - legal settlements (1)	(0.01)		--		(0.02)		--
Tax effect - gain on investment settlement (1)	--		--		0.01
Non-GAAP diluted net income per share	$ 0.24		$ 0.20		$ 0.78		$ 0.58

Per share amounts reflected above may not reconcile due to rounding.

(1) The tax effect is based on the Company's annual estimated tax rate of 28.6%.
CONTACT: Greg Levin
         BJ's Restaurants, Inc.
         (714) 500-2400